EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of this 29th day of October, 2009, by and between ENTRUPHEMA INC., a corporation organized pursuant to the laws of the Province of Ontario (the “Company”), and Eric Johnson (“Employee”).

Recitals

A. Concurrently with the execution and delivery of this Agreement, pursuant to an Acquisition Agreement dated as of October 9, 2009 (the “Acquisition Agreement”), by and among Private Media Group, Inc. (“Private”), 2220445 Ontario Inc. (“Sub”), the Company and the holders of all of the Company’s capital stock, including Employee (the “Sellers”), Private will become the indirect owner of the Company.

B. Pursuant to the Acquisition Agreement, Sub will purchase all of the outstanding shares of the Company from Sellers and, immediately following such purchase, Sub and the Company will amalgamate (with the amalgamated company being referred to herein as “Amalco”). References to the Company herein include any successor thereto, including Amalco.

C. The parties desire to continue Employee’s employment with Amalco following the Amalgamation upon the terms and conditions set forth in this Agreement.

D. The execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Acquisition Agreement.

E. All capitalized terms which are not defined herein shall have the respective meanings ascribed to such terms in the Acquisition Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

Part 1 Employment and Duties.

1.1 Employment; Duties. During the “Term” (as such quoted term is defined in Part 3 of this Agreement), the Company shall continue Employee’s employment, and Employee hereby accepts such continued employment, as the Chief Executive Officer and President of the Company, and shall report to the Chief Executive Officer of the consolidated Internet and Internet-related business conducted by Private and its subsidiaries (the “Private Group”) (the Internet and Internet-related business conducted by the Private Group from time to time, including the business of the Company, is referred to as the “Online Media Business”). Employee shall have such titles, responsibilities and duties, consistent with his position and expertise, as may from time to time be prescribed by the Company.

1.2 Full Time. Employee shall devote all of his business time, energy, and skill to the business and affairs of the Private Group’s Online Media Business. Employee acknowledges and agrees that he shall observe and comply with all of the reasonable policies as prescribed from time to time by the Company and the Private Group. Nothing in this Part 1, however, shall prohibit Employee from (i) serving as a director, trustee, officer of, or partner or investor in, any other firm, trust, corporation or partnership; provided that such activities are not inconsistent with Employee’s duties under this Agreement; or (ii) engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with Employee’s duties under this Agreement.

1.3 Other Conditions. As a condition to Employee’s employment with the Company following Closing, Employee will be required to sign and comply with the form of Assignment of Intellectual Property Agreement attached hereto as Exhibit A. Further, this Agreement is contingent upon Employee being legally employable in Canada.

Part 2 Compensation.

2.1 Base Salary. In consideration of the services rendered to the Company (and/or its Affiliates) by Employee, during the Term Employee shall receive an annual salary of CAD $235,000 (“Base Salary”), payable semi-monthly in accordance with the Company’s standard payroll practices.

2.2 Benefits. During the Term, Employee shall be entitled to participate in employee benefit plans (such as health, dental, vision, pension, retirement and similar plans) and receive fringe benefits that are substantially similar to those provided to similarly situated employees of Private, as are generally now or hereafter available to such employees in accordance with their then existing terms and conditions. Additionally, Employee shall have the option of allocating up to CAD $10,000 of Employee’s Base Salary per annum to the Company’s medical reimbursement plan.

2.3 Vacation. Employee shall be entitled to a total of twenty (20) vacation days or paid time off per year, exclusive of holidays observed by the Company, in accordance with the vacation policies of the Company in effect from time to time, which shall be scheduled in a reasonable manner by Employee. Vacation days which are not used during any calendar year may be accrued or paid in accordance with Company policy in effect from time to time.

2.4 Expenses. During the Term, Employee will be entitled to reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company, including its Affiliates, subject to the presentation of appropriate documentation and approved in accordance with the then existing terms and conditions of the Company’s policies in effect from time to time.

2.5 Withholding. The Company may withhold from compensation payable to Employee all applicable federal and provincial withholding taxes.

Part 3 Term and Renewal.

3.1 Term. The term of employment under this Agreement shall be a period commencing on the Closing (as defined in the Acquisition Agreement) and ending on the third anniversary of the Closing (the “Expiration Date”), unless terminated earlier in accordance with Part 4 hereof (the “Term”). This Agreement shall terminate automatically on the Expiration Date without any pay in lieu of notice, severance pay, termination pay or any severance obligation whatsoever, other than as may be owed to Employee for notice and severance pay (if applicable) under the Employment Standards Act, 2000 (Ontario).

3.2 Renewal. Upon the conclusion of the Term, the Company and Employee may negotiate a renewal term or the continuation of the Employee’s employment with the Company on such terms and conditions as the parties may then agree.

Part 4 Termination.

4.1 Definitions. As used herein, the following terms shall have the following meanings:

4.1.1 “Notice of Termination” means a written notice specifying the termination provision in this Agreement relied upon and the effective date of such termination.

4.1.2 “Date of Termination” means (i) where termination is due to the death of the Employee, the date of death, or (ii) the date specified in the Notice of Termination.

4.1.3 “Cause” means that Employee has (i) breached any fiduciary duty or material legal or contractual obligation to the Company (including any Affiliate) which breach is not cured within thirty (30) days after notice to Employee thereof or, if cured, such conduct recurs (it being agreed that such cure right for any particular conduct shall only be available once during the Term), (ii) failed to perform satisfactorily Employee’s material job duties or to follow any reasonable directive of the Chief Executive Officer of Private or the Board of Directors of Private, which failure is not cured within thirty (30) days after notice to Employee thereof or, if cured, such conduct recurs (it being agreed that such cure right for any particular conduct shall only be available once during the Term), (iii) engaged in gross negligence, gross insubordination, willful misconduct, fraud, embezzlement, acts of material dishonesty or a conflict of interest, in any such case relating to the affairs of the Company or any of its Affiliates, or (iv) been convicted of or pleaded no contest to any criminal offence either (A) relating to the affairs of the Company or any of its Affiliates or (B) which could cause harm or damage to the Company’s or its Affiliates’ public image, reputation or relations with the authorities, unless in either case (1) the offence involved actions or omissions of Employee in the ordinary course of the Private Group’s business, and (2) Employee was acting in good faith and what he reasonably believed to be the best interests of the Private Group.

4.1.4 “Good Reason” means Employee’s voluntary termination within thirty (30) days following the occurrence of one or more of the following: (i) a material diminution Employee’s authority, duties, reporting structure or responsibilities that is not remedied by the Company within thirty (30) days after receipt of notice thereof given by Employee, or (ii) a material breach of this Agreement by the Company, which breach is not cured within thirty (30) days after notice thereof given by Employee, or (iii) a change by the Company in the geographical location at which Employee must provide the services described in this Agreement by more than twenty-five (25) miles from his current location in Toronto, Ontario, Canada, excluding reasonable travel.

4.1.5 “Disability” means illness (mental or physical) or accident, which results in Employee being unable to perform Employee’s duties as an employee of the Company on a full time basis, for a period of ninety (90) consecutive days, or one hundred twenty (120) days, whether or not consecutive, in any twelve month period. In the event of a dispute as to whether Employee is Disabled, the Company may refer the same to a mutually acceptable licensed practicing physician, whose written report shall be final and binding upon the parties, and Employee agrees to submit to such tests and examination as such physician shall deem appropriate. If Employee fails or refuses for any reason to promptly submit to any examination requested by such physician, then Employee shall be considered to be Disabled.

4.2 General. Employee’s employment with the Company may be terminated at any time by the Company for Cause, effective immediately upon receipt by Employee of written Notice of Termination. Employee’s employment shall automatically terminate upon his death. Employee’s employment with the Company may be terminated at any time by the Company for Disability or for any reason other than for Cause, effective immediately upon receipt by Employee of written Notice of Termination or upon such other date specified in such Notice of Termination. Employee may resign for Good Reason after at least thirty (30) days prior written Notice of Termination thereof from Employee to the Company which Notice of Termination may be contemporaneous with the notice required by Section 4.1.4 hereof (subject to the Company’s remediation right in Section 4.1.4).

4.3 Effects of Termination.

4.3.1 Termination For Disability, Other Than For Cause or For Good Reason. If the Company terminates the Employee’s employment during the Term for Disability or for any reason other than for Cause, or if Employee terminates his employment with the Company during the Term, for Good Reason, the Company shall: (i) pay to Employee any and all Base Salary, accrued vacation and expense reimbursement that had accrued but had not been paid prior to the Date of Termination, which amounts shall be paid promptly after the Date of Termination, (ii) pay to Employee an amount equal to Employee’s monthly Base Salary multiplied by the remaining number of whole months left in the Term (or such greater amount (if any) as may be otherwise owed to Employee for notice and severance pay (if applicable) under the Employment Standards Act, 2000 (Ontario)), which amount shall be paid in equal monthly installments consistent with how the Company historically pays Employee’s Base Salary, and (iii) continue Employee’s benefits for at least the period of notice required by the Employment Standards Act, 2000 (Ontario), and, to the extent permitted by the Company’s benefit provider, for the duration of the Term. Except as set forth in this Section 4.3.1, the Company shall have no further obligation to make any payments or provide any benefits to Employee hereunder after the Date of Termination. All pay in lieu of notice of termination and severance payments described herein are inclusive of all amounts which would be owed to Employee for notice and severance pay (if applicable) under the Employment Standards Act, 2000 (Ontario). The compensation and benefits described above are in full and final payment of all the legal and contractual obligations of the Company towards the Employee with respect to his employment or the termination thereof. Subject to the Company complying with its obligations, as described above in this Section 4.3.1, Employee, on behalf of himself and of his descendants, dependants, executors, administrators and successors, hereby forever releases and fully discharges the Company, its parent, predecessors, successors, subsidiaries, affiliates, groups or divisions and related entities, as well as each of their fiduciaries, principals, administrators, officers, partners, directors, insurers, employees, current or former agents, and other representatives from any and all claims, actions, causes of action, charges, complaints, obligations, rights, demands, debts, damages, costs and legal fees, losses, liabilities or accounting of whatever nature, or any other liability without limitation, known or unknown, for the past, present and future, arising out of, concerning or relating directly or indirectly to the Employee’s employment relationship with the Company or the termination thereof other than the covenants, rights, entitlements, agreements and obligations arising under the Acquisition Agreement and all exhibits and schedules thereto including, without limitation, Employee’s right to the Amalgamation Consideration Shares. Without limiting the generality of the foregoing, Employee recognizes that other than the amounts and benefits described above in this Section 4.3.1, there are no other amounts or benefits of any nature whatsoever that are or will be owed to him, including, without limitation, for damages, salary, wages, commissions, bonus payments, leave, overtime pay, pension plan contributions, insurance, stock options, shares, allowance, notice, payment in lieu of notice of termination and any vacation pay related thereto or any other amounts, benefits, compensation, payments, equity participation or interests in the Company related to his employment or the termination thereof to which he may claim to be entitled pursuant to any agreement whatsoever or to the laws of the Province of Ontario and Canada, including without limitation, the Employment Standards Act, 2000 (Ontario), the Workplace Safety and Insurance Act, 1997, the Human Rights Code and at common law. Notwithstanding the foregoing, nothing in this Section 4.3.1 releases any claims, rights or entitlements Employee had, has or may in the future have as a shareholder of Private or any of its Affiliates.

4.3.2 Termination for Cause. If Employee’s employment is terminated by the Company for Cause or by the Employee without Good Reason, the Company shall have no further obligation to make any payments or provide any benefits to Employee hereunder after the Date of Termination except for payments of Base Salary and expense reimbursement that had accrued but had not been paid prior to the Date of Termination, provided that any amounts owed by Employee to the Company shall be offset against any such expense reimbursement.

4.3.3 Termination of Severance Payments. If, following the cessation of Employee’s employment, the Employee breaches his obligations under either Section 5.1 hereof or Section 9.3 of the Acquisition Agreement (as determined by the Ontario Superior Court of Justice whether in a hearing for injunctive relief or otherwise), in addition to any other rights and remedies available to the Company, the Company shall have the right to immediately cease paying to Employee all amounts otherwise payable to Employee under Section 4.3.1(ii) above and no further amounts shall be payable to Employee under such Section, other than amounts which may be owed to Employee for notice and severance pay (if applicable) under the Employment Standards Act, 2000 (Ontario). Employee and Company agree that any amounts not paid as a result of a determination by the Ontario Superior Court of Justice that Employee has breached his obligations under Sections 5.1 of this Agreement or Section 9.3 of the Acquisition Agreement will be setoff against any damages owing or otherwise recoverable as a result of said breach.

4.4 Procedure upon Termination. On termination of employment regardless of the reason, Employee (or his heirs, representatives or estate as the case may be) shall promptly return to the Company all documents (including copies) and other property containing or disclosing Confidential Information, including customer lists, manuals, letters, materials, reports and records in Employee’s possession or control no matter from whom or in what manner acquired.

4.5 Effect of Termination on Board Membership and as an Officer. Except as otherwise agreed in writing by the Company and Employee, upon termination of Employee’s employment with the Company for any reason, Employee will automatically and without further action immediately be deemed to have resigned from the board of directors and as an officer of the Company and any member of the Private Group, as applicable, effective as of the Date of Termination. Employee shall also take all actions and sign any necessary documents to effect such resignations and remove his name as an authorized signatory on behalf of the Company and any member of the Private Group.

Part 5 Confidential Information.

5.1 During the Term of this Agreement and thereafter, Employee will not, directly or indirectly, use, or disclose to any Person, any Confidential Information (as defined herein) of the Private Group, except (A) in the performance of his duties on behalf of the Private Group, or (B) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event Employee shall notify the Company as promptly as practicable (and, if possible, prior to the making of such disclosure). “Confidential Information” means any information, data, trade secrets and confidential or proprietary information relating to the business, operations, assets and liabilities of the Private Group, including without limitation all customers and/or suppliers’ identities, characteristics and agreements, financial information and projections, employee files, business and marketing plans, sales activities, pricing methodologies, credit and financial data and financial methods; provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public other than as a result of Employee’s breach of this covenant. Employee agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Private Group. Employee further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any member of the Private Group.

5.2 For the avoidance of doubt, Employee acknowledges that if he engages (directly or indirectly) in any conduct which violates this Part 5, such conduct shall constitute a breach of this Agreement regardless of whether such conduct constitutes a violation of the Acquisition Agreement.

Part 6 Appointment as Director.

6.1 The Company agrees that it is a condition of Employee’s employment that Private will appoint Employee to Private’s Board of Directors on or before December 31, 2009 and nominate Employee to continue to serve as a director on Private’s Board of Directors at each annual meeting of shareholders of Private in 2010 and 2011, until not earlier than the end of the Earnout Periods; provided that Employee remains employed with Private or its Affiliates at the time of appointment and each such annual meeting of shareholders. By its signature below Private agrees to appoint Employee to its Board of Directors on or before December 31, 2009 and to nominate Employee to continue to serve as a director of Private in 2010 and 2011 until not earlier than the end of the Earnout Periods; provided that Employee remains employed with Private or its Affiliates at the time of appointment and each such annual meeting of shareholders. For the avoidance of doubt, the Company’s or Private’s breach of this Section 6.1 shall constitute a material breach of this Agreement by the Company for purposes of Section 4.1.4(ii) hereof.

Part 7 Miscellaneous.

7.1 Notices. All written notices, demands and requests of any kind which either Party may be required or may desire to serve upon the other Party hereto in connection with this Agreement shall be delivered only by courier or other means of personal service which provides written verification of receipt or by registered or certified mail return receipt requested, or by facsimile; provided that the facsimile is promptly followed by delivery of a hard copy of such notice which provides written verification or receipt (each, a “Notice”). Any such Notice delivered by registered or certified mail shall be deposited in the United States or Canada mail with postage thereon fully prepaid, or if by courier then deposited prepaid with the courier. All Notices shall be addressed to the Parties to be served as follows:

If to the Company:

c/o Private Media Group, Inc.

Calle de la Marina 14-16

Floor 18, Suite D

08005 Barcelona, Spain

Attention: Chief Financial Officer

If to Employee:

Eric Johnson

c/o Entruphema Inc.

229 Yonge Street, Suite 408

Toronto Ontario Canada M5B 1N9

7.2 Entire Agreement. This Agreement (including the documents referred to herein) and the Acquisition Agreement constitute the entire agreement between the parties and at the Effective Time will supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof (including, without limitation, any severance, notice, and/or equity award agreements between Employee and the Company), excluding any acknowledgments or covenants that Employee entered into relating to the assignment of inventions to the Company or the use or disclosure of the Company’s confidential or trade secret information.

7.3 Assignment, Successors. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that the Company may assign its rights under this Agreement either to an Affiliate or in connection with a merger, amalgamation, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, in which event this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

7.4 Governing Law and Venue. This Agreement will be governed solely by laws and regulations of the province of Ontario and the federal laws and regulations of Canada applicable therein.

7.5 Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

7.6 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.7 Specific Performance. Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Part 5 hereof would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available without the need to post any security or bond.

7.8 Contingent Offer. Notwithstanding any provision of this Agreement to the contrary, the terms of this Agreement, including Employee’s acceptance, are contingent upon the occurrence of the Closing and become effective at the Effective Time. In the event that the Acquisition Agreement is terminated or if for any other reason the Closing does not occur, this Agreement shall be null and void and shall have no further effect and all prior agreements between Employee and the Company relating to Employee’s employment shall remain in full force and effect.

7.9 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile copy shall have the same legal effect as the original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date above written.

COMPANY: ENTRUPHEMA INC.

By:	/s/
Name:
Title:

EMPLOYEE:

/s/ Eric Johnson
Eric Johnson

Joinder of Private Media Group, Inc.

Private Media Group, Inc., by its signature below, agrees to be bound by the terms and conditions of Part 6 of the within Employment Agreement dated October 29, 2009, by and between the Company and Eric Johnson.

PRIVATE MEDIA GROUP, INC.

By:	/s/ Johan Gillborg
Name:	Johan Gillborg
Title:	Chief Financial Officer

Exhibit A

Form of Assignment of Intellectual Property Agreement